EXHIBIT 10.41

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the “Agreement”) is made on the date of the last signature below (the “Effective Date”), by and between:

ABIOGEN PHARMA SPA, a corporation organized and existing under the laws of Italy and having its principal offices at Via Meucci 36, 56121 Ospedaletto Pisa Italy, duly represented by its CEO and Managing Director, Dr. Massimo Di Martino (hereinafter called “Abiogen”),

and
AMBROS THERAPEUTICS, INC. a corporation organized and existing pursuant to the laws of the State of Delaware, USA and having its principal offices at [***], duly represented by its acting CEO, Gregory J. Flesher (hereinafter called “Ambros”).

Abiogen and Ambros are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, pursuant to the license and development agreement between Ambros and Abiogen the executed on December 18, 2024 (the “License Agreement”), Ambros has been granted the right to develop and commercialize the Licensed Compound and the Licensed Product in the Field for the promotion, sale, marketing and distribution in the Ambros Territory;

WHEREAS, Ambros is a pharmaceutical company intending to develop and commercialize treatments for diseases with high unmet medical need and was formed with the intent of initially focusing on the treatment of complex regional pain syndrome type 1 through Exploitation of Licensed Products in the Ambros Territory (with each capitalized term as respectively defined below);

WHEREAS, Ambros desires to retain for the entire term of the License Agreement and thereafter the exclusive services of Abiogen for the Manufacture (as hereinafter defined) of the Licensed Product in accordance with the License Agreement;

WHEREAS, Abiogen possesses the necessary equipment and facilities as well as the experience and scientific know-how in order to Manufacture the Licensed Product in conformity with current GMP;

WHEREAS, according to the License Agreement Abiogen shall manufacture and supply, or have manufactured or have supplied to Ambros, its Affiliates, and its and their Sublicensees requirements of Licensed Product for commercial distribution in the Field in the Ambros Territory;

WHEREAS, Abiogen agrees to Manufacture or have Manufactured the Licensed Product: (a) pursuant to specifications that: (i) shall be defined by and agreed between the Parties during the course of the development plan related to any Licensed Product the in Ambros Territory and (ii) shall be set forth in the Quality Agreement (hereinafter, the “Specifications”); and (b) in compliance with current GMP requirements and FDA guidelines and standards in an FDA approved facility (and such other equivalent requirements by any Regulatory Authority in the Ambros Territory).
NOW, THEREFORE, the Parties hereto agree as follows:

1. DEFINITIONS

Except as otherwise provided in this Agreement, capitalized terms used herein shall have the meaning ascribed to such terms in the License Agreement.

2. MANUFACTURE OF THE LICENSED PRODUCT FOR COMMERCIAL SALE

2.1. According to the License Agreement, Abiogen will Manufacture and supply, or have Manufactured or have supplied to Ambros, its Affiliates and its and their Sublicensees requirements of Licensed Product for commercial distribution in the Field in the Ambros Territory; according to the Specifications and in compliance with all applicable Laws and regulations in the Ambros Territory.

The Specifications of the Licensed Product will constitute an integral part of this Agreement. The specific technical conditions will be detailed in a Quality Agreement that will be signed between the parties according to the terms of the License Agreement and shall be negotiated in good faith by the Parties and will constitute an integral part of this Agreement and which the Parties will exercise commercially reasonable efforts to agree and attach to this Agreement no later than []. Allocation of responsibility between the Parties will be set forth in the Quality Agreement.  The aforementioned Quality Agreement may be amended from time to time as required by Regulatory Authorities or the Parties, upon mutual agreement of the Parties.  If there are any conflicts between the Quality Agreement and this Agreement, the provisions of this Agreement shall govern and control, with the exception that the Quality Agreement shall control with respect to all matters relating to the quality and disposition of the Licensed Product.

2.2. Abiogen shall be responsible for acquiring all materials and packaging materials to be used in the Manufacture of the Licensed Product and shall ensure that these comply with the Specifications, and all applicable laws and regulations of the Regulatory Authorities. Abiogen shall also be responsible for passing all initial and ongoing Regulatory Authority inspections.

2.3. MANUFACTURE-SUPPLY OF THE LICENSED PRODUCT:

2.3.1 Abiogen shall Manufacture (or have Manufactured) all quantities of the Licensed Product required by this Agreement only in Manufacturing facilities that meet and comply with the provisions of this Agreement.

2.3.2 All quantities of the Licensed Product supplied by Abiogen to Ambros under this Agreement shall be intended for sale in the Ambros Territory in finished packaged and labeled form, ready for distribution to the trade, in accordance with the Regulatory Approval of the Licensed Product in the Ambros Territory.

2.4. MANUFACTURING FACILITIES:

2.4.1 Abiogen (and/or its CMO) shall maintain in good standing at its own expense all necessary licenses, permits, authorizations and approvals required by the Regulatory Authority or any other law, agency or governmental agency in connection with the Manufacture, testing, packaging and labelling and shipment of the Licensed Product.

3. FORECAST, ORDER AND DELIVERY OF LICENSED PRODUCT FOR COMMERCIAL SALE

3.1. Commencing [***], Ambros shall deliver to Abiogen, on or before [***] a non-binding (except as otherwise indicated in this section 3.1) forecast setting forth by [***] the expected quantities of the Licensed Product that Ambros expects Abiogen to deliver over [***] following the [***] in which the forecast is submitted (“Rolling Forecast”). [***].

3.2. Within [***], Ambros shall deliver to Abiogen a nonbinding forecast setting forth, by [***], the quantities of Licensed Product, including all quantities of Licensed Product required for stocking the trade in the Ambros Territory and for use as samples (the “Launch Forecast”) that Ambros expects Abiogen to deliver to Ambros during [***] following the launch date. [***].

3.3. [***], Ambros shall place purchase orders to Abiogen. All purchase orders submitted by Ambros shall contemplate the purchase of Licensed Product in a batch size or multiples thereof to be defined in the Specifications and shall specify, among other things, the required delivery date, which delivery date shall be [***]. [***].

Each purchase order shall constitute a firm binding order upon Abiogen’s written acceptance thereof. Such acceptance shall occur within [***] Business Days after receipt of the purchase order and shall not be unreasonably withheld.

3.4. Abiogen shall confirm all orders for Licensed Products provided they do not exceed the quantities shown for the same period in the previous non-binding forecast by more than [***] per cent ([***]%) and will make all reasonable efforts to accept, confirm and deliver orders for quantities of Licensed Products in excess of such limit.  Upon confirmation of an order by Abiogen, which it will do within [***] Business Days (where Business Days means a day other than Saturday, Sunday or [***] of receipt from Ambros, the order shall become a firm order binding on Ambros and Abiogen, subject only to confirmation on the precise dates of delivery.

3.5. The quantities of Licensed Product ordered by Ambros which have been Manufactured by Abiogen in accordance with its obligations hereunder shall be supplied by Abiogen [***], and Abiogen [***].

3.6. Abiogen shall inform Ambros and provide a copy of the Certificate of Analysis (CoA) and such other documentation to be included in the release package as provided in further detail in the Quality Agreement by email, when the Licensed Product is ready for delivery, Ambros shall arrange for shipment of Licensed Product within [***] Business Days from such communication; unless Ambros has rejected release of such Licensed Product after review of the foregoing documentation.  Abiogen shall have the right apply storage costs as set forth in Appendix A and which constitutes an integral part of this Agreement should Ambros fail to provide for shipment of Licensed Product within [***] Business Days after such notification.

3.7. Abiogen will show to Ambros separately on the invoice the cost (which represents Abiogen’s cost) of the pallets forming each shipment of Licensed Product as set forth in Appendix A and which constitutes an integral part of this Agreement.

3.8. Within [***] Calendar Days from receipt of a batch, Ambros shall inspect the same and inform Abiogen of any defects in the quantity or quality of the Licensed Product. Such inspection shall be limited to the packaging of the Licensed Product and the information indicated on the packing list.

3.9. Ambros may also inform Abiogen of hidden defects not discovered in its inspection pursuant to section 3.8 (non-observance of the Quality Agreement, any Regulatory Approval dossier, current GMP/FDA requirements, or other such data or information provided by Ambros to Abiogen under this Agreement) in the Licensed Products at any moment during the shelf-life of the Licensed Product.

3.10. In the event that Ambros finds any shortage or defect of the Licensed Product (“Damage”) then Ambros shall provide Abiogen a written notice to reject the product (a “Notice of Rejection”) including a description of the defect or shortage. In respect of any out of Specifications of the Licensed Product resulting from testing conducting on Licensed Product which would not be apparent from a reasonably visual inspection on delivery and in case of hidden defects, Ambros shall provide Abiogen with a Notice of Rejection however in no event later than [***] Business Days from the date of the discovery by Ambros.

The failure of Ambros to notify Abiogen a Notice of Rejection in the manner set forth herein above shall constitute confirmation of the acceptance thereof.

Within [***] Business Days of receipt of the Notice of Rejection Abiogen may, at its option, challenge the Notice of Rejection by delivering written notice to Ambros. In such an event, Abiogen and Ambros shall conduct a joint investigation.
Should the Parties not agree on the existence of Damage, they shall nominate, by mutual agreement, an independent laboratory who shall examine the batch in question; and whose decision shall be binding on both Parties. All costs arising from such an inspection shall be borne by the Party in error.

3.11. REMEDIES:

3.11.1 In the event of a Licensed Product shortage, [***].  For clarity, any such shortage shall be included in the calculation of Supply Failure pursuant to the License Agreement.
3.11.2 In the event of a Licensed Product out of Specifications, at Ambros’ option, [***]. For clarity, any such shortage shall be included in the calculation of Supply Failure pursuant to the License Agreement.

3.12. Both Abiogen and Ambros shall promptly (but in no event later than [***] calendar days) notify the other of any determination by, or of any receipt of notification from, any Regulatory Authority, that Licensed Product delivered by Abiogen to Ambros may not be sold in commerce in the Ambros Territory. Abiogen shall investigate all methods, procedures and/or processes used in Manufacturing which is the subject of such notice by any Regulatory Authority with respect to the Licensed Product promptly at Abiogen’s expense, and shall supply Ambros with copies of all investigatory reports, data, communications, out-of-specification reports, and the results of any outside laboratory testing and conclusions, relating to the Manufacture of such Licensed Product. Abiogen shall take any corrective action required, at its sole cost and expense, to remedy any event giving rise to the action by any Regulatory Authority.  Ambros shall be responsible for any investigation and costs if the event giving rise to such notice by any Regulatory Authority is not attributable to the Manufacture or storage of the Licensed Product while in Abiogen’s possession.

3.13. Delivery

3.13.1 Abiogen shall deliver the Licensed Product in accordance with confirmed orders on the delivery date (+/- [***] days). Each delivery will to be accompanied by the release package, and any other documentation required by the relevant authorities for the import of the Licensed Product.

3.13.2 Unless otherwise agreed by the Parties the Licensed Product delivered by Abiogen or a Third Party manufacturer appointed by Abiogen to Ambros hereunder shall have a residual shelf life not less than: (i) [***]% of the shelf life of the Licensed Product in case the shelf life is less than [***] months; (ii) [***]% of the shelf life of the Licensed Product in case the shelf life is [***] months or more.

4. TERM

This Agreement will take effect on the Effective Date and will continue in force in perpetuity, unless earlier terminated in accordance with this Agreement.
The termination of this Agreement shall not relieve the obligations of either Party and to any outstanding purchase order that has been accepted by Abiogen in accordance with the terms of this Agreement. This Agreement shall also terminate immediately upon termination (but not expiration) of the License Agreement in its entirety.

5. QUALITY OF LICENSED PRODUCT

5.1. Abiogen shall perform on each batch of Licensed Product all tests specified in the applicable Regulatory Approval before delivery of any Licensed Product from that batch to Ambros.

5.2. Release of the batch shall be the responsibility of Abiogen, and shall be carried out in accordance with the conditions specified in the Quality Agreement.

6. AUDITS AND INSPECTIONS

6.1. The Quality Agreement shall include customary provisions regarding audits and inspections, including pre-approval audits.

7. MANUFACTURING RELATED REGULATORY MATTERS

7.1. Regulatory Reviews: Abiogen shall advise Ambros promptly if an authorized agent of any Regulatory Authority plans to inspect any of Abiogen’s facilities or authorized third parties at which the Licensed Product is Manufactured for sale in the Ambros Territory. Abiogen shall furnish to Ambros, within [***] Business Days after receiving a copy of any report by any such Regulatory Authority relating to such inspection. Portions of such report unrelated to the Licensed Product, to the Manufacture, and to the facility at which the Licensed Product is being Manufactured for the Ambros Territory may be redacted from the copy of the report made available to Ambros. Abiogen shall advise Ambros of any change relating to Abiogen’s performance of its obligation hereunder made necessary by any such inspection.

7.2. Information: Abiogen shall comply in a timely manner with any request for information received from Ambros relating to the Licensed Product or to Abiogen’s obligations under this Agreement.

7.3. Changes in Specifications and Manufacturing: Abiogen will obtain approval from Ambros before making any changes in the Specifications or Manufacturing procedures from those included in the Regulatory Approval for the Licensed Product and shall inform Ambros with respect to any such changes (provided, that such approval shall not be required to the extent such change is required by an applicable Regulatory Authority or applicable Law).  Ambros will have approval of the changes, i.e. change control approval per the Quality Agreement. Abiogen shall provide the necessary information to Ambros to file to any amendment or supplement to the Regulatory Authority required to effect such change and Ambros will undertake to submit such change to the Regulatory Authority.

7.4. Records/Facilities: Abiogen shall maintain all Manufacturing and analytical records, and all validation data relating to the Licensed Product to the extent and for the time periods set forth by the Specifications, current GMP/FDA regulations and applicable laws in the Ambros Territory.

7.5. PACKAGING:

7.5.1 Abiogen and Ambros shall mutually agree upon the specifications for packaging material [***] months prior to anticipated launch of the Licensed Product. Ambros shall be solely responsible for the design (and provide to Abiogen, [***] days before the first delivery date of the Licensed Products) the artwork (graphics including the trademark) of the packaging materials of the Licensed Product.

7.5.2 If, at any time after launch, Ambros requests any changes to the packaging or trade dress of the Licensed Product including samples and provides any necessary film, artwork and other necessary materials to Abiogen, and if Abiogen is able to make such changes having regard to the packaging equipment and facilities available to it, Abiogen shall use commercially reasonable efforts to make those changes. Ambros shall reimburse Abiogen for all reasonable and relevant costs incurred by Abiogen in making those changes, including the costs of any equipment required by Abiogen for that purpose and costs of obsolete packaging material already purchased by Abiogen and stocked by Abiogen.  Abiogen shall not stock more than a [***] month supply of any individual packaging component without agreement from Ambros.

7.5.3 Ambros shall obtain any Regulatory Authority approval required for any such changes at its own expense.

7.5.4 In the event a change of the artwork becomes necessary for any packaging material supplied by Abiogen and that change is requested by Ambros, Abiogen shall use all reasonable endeavors to obtain appropriate variations to any then outstanding orders for packaging materials.  However, to the extent Abiogen cannot obtain appropriate variations to orders for packaging materials, Ambros shall reimburse stocks of unusable packaging materials to Abiogen at the costs they were invoiced to Abiogen, subject to a maximum quantity equal to the amount of packaging material used for the supply of Licensed Product during the period of [***] months immediately prior to Ambros’s request for a change of artwork that necessitated the change of packaging material.

7.6. Regulatory Reporting: Abiogen shall advise Ambros of any occurrence which arises out of Abiogen’s Manufacturing activities, relating to the Licensed Product, which have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning the Licensed Product. Abiogen shall develop a plan to address and mitigate any such occurrences, which shall be shared with Ambros in a timely manner not to exceed [***] Business Days from any such occurrence or observation. Abiogen shall use commercially reasonably efforts to modify any and all Manufacturing activities that may reasonably be expected to have adverse regulatory compliance or reporting consequences whether at an Abiogen facility or a third party contracted facility.

7.7. COMPLIANCE WITH OTHER APPLICABLE LAWS:

7.7.1 Ambros shall maintain, or shall cause to be maintained, in full force and effect all necessary licenses, permits and other authorizations required by any applicable Laws in the Ambros Territory to carry out its duties and obligations under this Agreement or the activities undertaken by it pursuant hereto. Ambros shall comply with all applicable Laws to carry out all its duties and obligations under this Agreement, including record retention pertaining to the distribution and use of the Licensed Product within the Ambros Territory.

7.7.2 Ambros shall provide to Abiogen on a timely basis any information or data that Abiogen may reasonably require to fulfill its reporting and other obligations under applicable Laws in the Ambros Territory, as applicable.

7.7.3 Abiogen shall maintain, or shall cause to be maintained, in full force and affect all necessary licenses, permits and other authorizations required by any applicable Laws in the Ambros Territory to carry out its duties and obligations under this Agreement or the activities undertaken by it pursuant hereto. Abiogen shall comply with all applicable Laws to carry out all its duties and obligations under this Agreement, including, without limitation, those Laws that apply to environmental, health and safety regulation as well as the documentation and records retention pertaining to the Manufacture and supply of the Licensed Product within the Ambros Territory.

7.7.4 Abiogen shall provide to Ambros on a timely basis any information or data that Ambros may reasonably require to fulfill its reporting and other obligations under applicable Laws in the Ambros Territory, as applicable.

7.7.5 Except for such amounts as are expressly required to be paid by a Party to the other Party under this Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its obligations under applicable Laws.

8. EXPIRATION DATING

8.1. SHELF LIFE:

8.1.1 Unless otherwise agreed by the Parties the Licensed Product delivered by Abiogen or a Third Party manufacturer appointed by Abiogen to Ambros hereunder shall have a residual shelf life not less than: (i) [***]% of the shelf life of the Licensed Product in case the shelf life is less than [***] months; (ii) [***]% of the shelf life of the Licensed Product in case the shelf life is [***] months or more.

8.1.2 As more fully detailed in the Quality Agreement, Abiogen shall during the term of this Agreement take such quantities of quality control stability samples, from batches of Licensed Product intended for delivery to Ambros, as are required by current GMP/FDA standards as the case may be, to support the claimed shelf life for the Licensed Product in finished packaged form. Abiogen shall test such stability samples on a timely basis, and shall provide to Ambros all summary reports and data generated therefrom, in each case in accordance with Regulatory Approval for the Licensed Product and any applicable current GMP/FDA regulations as the case may be.

8.1.3 Ambros shall, while the Licensed Product is under its control, ensure that the Licensed Product is handled and stored in full compliance with the applicable current GMP/FDA standards as the case may be.

9. WARRANTIES

9.1. Abiogen warrants that the Licensed Product covered by this Agreement shall meet the Specifications, Regulatory Materials, current GMP, and applicable Laws. Except as expressly set forth herein, Abiogen makes no warranties or representations concerning the Licensed Product, whether express or implied, and hereby disclaims the implied warranty of merchantability and the implied warranty of fitness for a particular purpose.

9.2. Except as otherwise expressly set forth herein or the License Agreement, Abiogen shall not be responsible for any damages or losses suffered by Ambros resulting from the storage, testing, use or sale of Licensed Product by Ambros, or use or administration of Licensed Product by third parties.

9.3 Each Party shall, and shall ensure that its Affiliates and their respective Sublicensees and licensees will comply with all applicable Laws (including Anti-Corruption Laws) in the Exploitation and Manufacturing of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective Territory, each as may be amended from time to time.

11. PRICE AND PAYMENT

11.1. The Supply Price (the “Supply Price”) of the Licensed Product is set forth at Section 7.3 of the License Agreement. The Supply Price shall be intended for goods delivered [***].  Shipment costs shall be covered by Ambros.

11.2. The Parties will negotiate in good faith, target volumes for [***]. At the beginning of each [***] the Parties will meet in order to define the target volumes for the subsequent [***] years. The target volume will be based substantially on the sales forecast. [***].

11.2.1 In the event of a safety issue, a regulatory action such as a product recall or required change to labelling which reduces the eligible population, a supply issue such as delay in supply or supply interruption, a force majeure or other unplanned market disruption the Parties will meet and in good faith reset the target volume.

11.3. In case of any new presentations or formulations of the Licensed Product the Parties will define a new Supply Price and the other details of the supply for such new formulation and/or presentations at the time.

11.4. Ambros shall pay Abiogen the price of each order of Licensed Product within [***] calendar days after receipt of invoice with invoicing occurring at the time of product delivery (the “Initial Supply Invoice”). The Initial Supply Invoice shall include, on a country-by-country basis, the estimated Net Sales amount for each unit of Licensed Product supplied by the (the “Initial Supply Price”). The Initial Supply Price for the first unit of Licensed Product sold in a country shall be mutually agreed upon by the Parties in good faith [***] days prior to the scheduled delivery date of such unit of Licensed Product, and updated taking into account actual Net Sales in such country after [***].  Thereafter, the Initial Supply Price shall be updated [***].

Within [***], Ambros shall provide to Abiogen a written reconciliation of the actual Net Sales applicable to Licensed Product supplied and sold under this AGREEMENT (on a first-in-first out basis) against the Initial Supply Price previously paid with respect to such units of Licensed Product.  Within [***] days after the provision of such reconciliation, if the actual Net Sales amount is higher than the Initial Supply Price, then Ambros shall pay to Abiogen the amount of such difference, and, if the actual Net Sales amount is lower than the Initial Supply Price, then Abiogen shall pay to Ambros the amount of such difference. Payments shall be remitted in [***] by wire transfer in immediately available funds to a bank account, held in the name or beneficiary of Abiogen, to be designated in writing from time to time by Abiogen.  Any payment not made when due shall [***].

Notwithstanding the foregoing, in addition to the Initial Supply Price, the transfer price for any Licensed Product supplied hereunder that is a replacement for lost or damaged product, returned product, or expired product shall be [***].  For clarity, Ambros shall only be required to pay the Initial Supply Price for the original product supplied and [***] for the replacement product, in each case subject to the reconciliation mechanism set forth above.

11.5. Where required by law, Ambros shall have the right to withhold applicable taxes from any payments made by Ambros to Abiogen pursuant to this Agreement (whether such obligation to withhold arises by reason of a re-categorization by the applicable physical authority of the payments made by Ambros to Abiogen pursuant hereto or otherwise).  However, even if Ambros does not withhold taxes from any payment, Abiogen remains liable for all such taxes, if the applicable taxing authority at a later date determines that such liability does exist.  Ambros shall promptly provide Abiogen with receipts from the appropriate taxing authorities for all payments of taxes withheld and paid by Ambros to such authorities on behalf of Abiogen as herein contemplated.

12. INDEMNITY

12.1. Abiogen shall defend, indemnify and hold Ambros and its sub-licensees, subsidiaries, divisions and Affiliates, and their respective officers, directors, employees harmless from and against any and all liability, loss, direct damage or expense on account of [***]; provided, however, no such obligation shall exist with respect to any liability, loss, damage or expense arising in whole or in part from [***].

12.2. Ambros shall defend, indemnify and hold Abiogen, its subsidiaries, divisions and Affiliates, and their respective officers, directors, employees harmless from and against any and all liability, loss, direct damage or expense on account of [***], provided, however, no such obligation shall exist with respect to any liability, loss, damage or expense arising in whole or in part from [***].

12.3. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOSS OF PROFITS) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2, OR DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD.

13. FORCE MAJEURE

Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and action or inaction of any Governmental Authority (including export controls).  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than [***] days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

14. INDEPENDENT CONTRACTOR

The Parties agree that Abiogen shall be construed to be an independent contractor under this Agreement and that its relationship with Ambros shall be, and shall not be presented as anything other than, an independent contractor. Abiogen shall have no authority to execute contracts or to assume any obligation or liability on behalf of Ambros. Abiogen agrees that all personnel employed by it in the performance of services under this Agreement shall be deemed for all purposes employees of Abiogen and not of Ambros.

15. TERMINATION AND ITS EFFECTS

15.1. Either Party may terminate this Agreement by a registered letter to the other Party with immediate effect in the following cases:

15.1.1 In case of the bankruptcy or insolvency of the other Party, or in case of the filing by the other Party of any petition or answer seeking reorganization, readjustment, or rearrangement of its business under any law or any government regulation relating to bankruptcy or insolvency, or in case of the institution by the other Party of any proceedings for the liquidation or winding up of its business, or for the termination of its corporate charter.
15.1.2 In case the other Party fails to fulfil any of its material obligations under this Agreement and does not cure such breach within [***] days from the date of written notification by the non-breaching Party of its alleged breach, provided that, if either Party disputes (a) whether such material breach has occurred, or (b) whether the defaulting Party has cured such material breach, the Parties agree to resolve the dispute as expeditiously as possible under article 24.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. A Supply Failure under the License Agreement shall not constitute a breach of this Agreement.

15.2. This Agreement shall also terminate immediately upon termination (but not expiration) of the License Agreement in its entirety.

15.3. The termination of this Agreement shall not affect the Parties’ obligations to execute the provisions of this Agreement while the Agreement remained in effect.

16. CONFIDENTIALITY

Ambros undertakes not to reveal the information contained in the Specifications to any third parties (other than Regulatory Authorities in furtherance of the intent and implementation of this Agreement) and to consider and treat as confidential all other data and information communicated to it by Abiogen, for the term of this Agreement and [***] years thereafter, and to oblige all its personnel having access to the said data and information to act in a similar manner. The foregoing obligation shall not apply to:

16.1. data which at the time of disclosure is in the public domain,

16.2. data which after disclosure becomes part of the public domain by publication or otherwise, except by breach of this Agreement by Ambros,

16.3. data which Ambros can establish by competent proof was in its possession at the time of disclosure by Abiogen and not acquired directly or indirectly from Abiogen

16.4. information that is required to be disclosed by law or by order of a court of competent jurisdiction, provided that the affected Party is granted due advance notice of such a requirement and the information so required to be disclosed is identified to the affected Party so that it may contest the disclosure and then only to the minimum extent of disclosure so required.

17. SUBLICENSEES, ASSIGNMENT

17.1. Unless differently set forth in this Agreement, neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party which shall not be unreasonably withheld, except that either Party may make such an assignment or a transfer without the other Party’s consent to an Affiliate of such Party. [***].

17.2. Notwithstanding section 17.1, either Party may without such consent but with prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control (other than pursuant to an assignment for the benefit of creditors), provided that any such assignment in connection with a Change of Control of Ambros that occurs prior to completion of the earlier of (a) an initial public offering of Ambros and (b) Phase 3 Completion, shall require the prior written consent of Abiogen (such consent not to be unreasonably conditioned, withheld, or delayed). Such consent shall not be required in the event that [***].

17.3. Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any assignment or attempted assignment by either Party in violation of the terms of the foregoing sections 17.1. and 17.2 shall be null, void and of no legal effect.

18. NOTICES AND AMENDMENTS

18.1. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this section 18.1, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) [***] Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested:

ABIOGEN PHARMA S.p.A. Via Meucci, 36 56014 Ospedaletto – PISA ITALY [***]	AMBROS THERAPEUTICS, INC. [***] With copies to (which shall not constitute notice): Cooley LLP 500 Boylston Street, Floor 14 Boston, MA 02116 [***]

18.2. Any amendments and supplements to this Agreement shall not be valid unless executed in writing by duly authorized officers of both Parties.

19. ENTIRE AGREEMENT

Without prejudice to the License Agreement, this Agreement embodies all of the understandings and obligations between the Parties concerning the subject hereof.

20. WAIVER AND SEVERABILITY

20.1. The waiver of relief from any breach or non-fulfilment of any term and condition of this Agreement does not constitute a waiver of any relief from any other breach or non-fulfilment of that or any other term and condition.

20.2. In the event any portion of this Agreement shall be held illegal, invalid, void or ineffective, the remaining portion hereof shall remain in full force and effect.  If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform to such statute or rule of law.

21. HEADINGS

Section titles contained in this Agreement are inserted as a matter of convenience and for reference and are to be of no force or effect in construing and interpreting provisioning of this Agreement.

22. ETHICAL BUSINESS PRACTICES

Ambros acknowledges that Abiogen’s corporate policies require that the client’s business be conducted within the letter and the spirit of the law. By signing this Agreement Ambros agrees to conduct business related to this Agreement in a manner which is consistent with law and good business ethics.

23. GOVERNING LAW

This Agreement shall be governed by and construed under, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of [***], without giving effect to any choice of law rules or principles. The United Nations Convention on International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

24. DISPUTE RESOLUTION

24.1. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation.  To accomplish this objective, the Parties agree that, if a dispute arises under or relates to this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within [***] days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to their Executive Officers for attempted resolution by good faith negotiations within [***] days after notice referring to the dispute is received.  If the dispute is not resolved within such [***] days, then the dispute shall be resolved by arbitration in accordance with section 24.2 and thereafter neither Party shall have any further obligation under this section 24.1. Notwithstanding the foregoing, and without waiting for the expiration of any such [***]-day periods, each Party shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.

24.2. All disputes arising out of or in connection with this Agreement, including any questions regarding its formation, existence, validity or termination, or the scope or applicability of this agreement to arbitrate, shall be finally settled by arbitration under the Rules of the Arbitration of the International Chamber of Commerce (“ICC” and “ICC Rules”) then in effect, by a tribunal comprised of three arbitrators.  Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within [***] days after the second arbitrator’s appointment. If the two nominated arbitrators fail to nominate the third arbitrator, then the third arbitrator, who shall serve as the presiding arbitrator, will be appointed according to the ICC Rules. The arbitral proceeding will be conducted in accordance with the ICC Rules.
24.2.1 The seat, or legal place, of arbitration shall [***].  The language of the arbitration shall be English.  The arbitral award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay.  Judgment on the award may be entered in any court of competent jurisdiction.
24.2.2 Each Party retains the right to apply to any court of competent jurisdiction for interim and/or conservatory measures, including pre-arbitral attachments or preliminary injunctions, and any such request shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.
24.2.3 The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of both Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed.

ABIOGEN PHARMA S.p.A.		AMBROS THERAPEUTICS, INC.

By: /s/ Massimo Di Martino		By: /s/ Gregory J. Flesher

Name: Massimo Di Martino		Name: Gregory J. Flesher
Title: CEO and Managing Director		Title: Chief Executive Officer

Date:	18-Dec-2024	Date:	18-Dec-2024

APPENDICES:

APPENDIX A: Storage and pallet costs

APPENDIX A

STORAGE AND PALLET COSTS

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